EXHIBIT 99.1

For Immediate Release	Contact: Gates Little
(256) 543-3860
For Immediate Release
May 10, 2005

The Southern Banc Company, Inc. Announces

Third Quarter Earnings

The Southern Banc Company, Inc. (OTCBB:SRNN), the holding company for The Southern Bank Company, formerly First Federal Savings and Loan Association of Gadsden, Alabama, announced net income of $109,000 or $0.13 per basic and diluted share, for the quarter ended March 31, 2005. This compared to net income of $184,000 or $0.21 and $0.20 per basic and diluted share, respectively, for the quarter ended March 31, 2004.

For the nine month period ended March 31, 2005, net income was $361,000 as compared to net income of $456,000 for the nine month period ended March 31, 2004. Basic and diluted earnings per share for the nine month period ended March 31, 2005 were $0.43 and $0.42, respectively. This compared to $0.51 and $0.49 per basic and diluted share, respectively, for the nine month period ended March 31, 2004.

Gates Little, President and Chief Executive Officer of the Company, stated that the decrease in net income and earnings per share for the nine month period ended March 31, 2005 resulted primarily from a decrease in non-interest income of approximately $44,000 and an increase in total non-interest expenses of approximately $27,000. The decrease in non-interest income was primarily attributable to a decrease on sale of securities of approximately $29,000 and the increase in non-interest expense was primarily attributable to increases in salaries, benefits and expenses relating to a teller platform and operating system upgrade.

The Company’s total assets at March 31, 2005 were approximately $106 million.

The Bank has four offices located in Gadsden, Albertville, Guntersville, and Centre, Alabama. The stock of The Southern Banc Company, Inc. is listed on the OTC Bulletin Board.

Certain statements in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements can generally be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” “continue,” or the negatives thereof, or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, the Company’s financial performance and could cause actual results to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

(Selected financial data attached)

THE SOUTHERN BANC COMPANY, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollar Amounts in Thousands)

	March 31, 2005	June 30, 2004
ASSETS

CASH AND CASH EQUIVALENTS	$4,298	$5,734

SECURITIES AVAILABLE FOR SALE, at fair value	60,221	56,717
SECURITIES HELD TO MATURITY, at amortized cost, fair value of $4,175 and $4,475, respectively	4,024	4,194
FEDERAL HOME LOAN BANK (FHLB) STOCK	509	792
LOANS HELD FOR SALE	0	0
LOANS RECEIVABLE, net of allowance for loan losses of $130 and $144, respectively	35,613	37,477
PREMISES AND EQUIPMENT, net	607	486
ACCRUED INTEREST AND DIVIDENDS RECEIVABLE	394	439
PREPAID EXPENSES AND OTHER ASSETS	608	514

TOTAL ASSETS	$106,274	$106,353

LIABILITIES

DEPOSITS	$82,842	$82,005
FHLB ADVANCES	6,500	6,916
OTHER LIABILITIES	67	179

TOTAL LIABILITIES	89,409	89,100

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $.01 per share 500,000 shares authorized, shares issued and outstanding — none	0	0
Common stock, par value $.01 per share, 3,500,000 authorized, 1,454,750 shares issued	15	15
Additional paid-in capital	13,940	13,910
Unearned compensation	0	(71)
Shares held in trust, at cost, 51,519 and 34,799 shares, respectively	(894)	(495)
Retained earnings	11,482	11,341
Treasury stock, at cost, 564,752 and 562,452 shares, respectively	(7,385)	(7,347)
Accumulated other comprehensive income	(293)	(100)

TOTAL STOCKHOLDERS’ EQUITY	16,865	17,253

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$106,274	$106,353

THE SOUTHERN BANC COMPANY, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollar Amounts in Thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2005	2004	2005	2004
INTEREST INCOME:
Interest and fees on loans	$$497	$542	$1,534	$1,689
Interest and dividends on securities available for sale	645	593	1,943	1,738
Interest and dividends on securities held to maturity	64	91	204	311
Other interest income	19	11	41	36

Total interest income	1,225	1,237	3,722	3,774

INTEREST EXPENSE:
Interest on deposits	493	422	1,426	1,352
Interest on borrowings	73	89	228	262

Total interest expense	566	511	1,654	1,614

Net interest income before provision for loan losses	659	726	2,068	2,160
Provision for loan losses	0	12	5	12

Net interest income after provision for loan losses	659	714	2,063	2,148

NON-INTEREST INCOME:
Fees and other non-interest income	48	50	129	144
Gain on sale of securities	0	62	33	62

Total non-interest income	48	112	162	206

NON-INTEREST EXPENSE:
Salaries and employee benefits	296	295	943	920
Office building and equipment expenses	43	45	123	114
Professional Services Expense	51	52	152	189
Data Processing Expense	61	56	173	161
Other operating expense	77	76	242	222

Total non-interest expense	528	524	1,633	1,606

Income before income taxes	179	302	592	748
PROVISION FOR INCOME TAXES	70	118	231	292

Net Income	$109	$184	$361	$456

EARNINGS PER SHARE:
Basic	$0.13	$0.21	$0.43	$0.51
Diluted	$0.13	$0.20	$0.42	$0.49

DIVIDENDS DECLARED PER SHARE	$0.0875	$0.0875	$0.2625	$0.2625

AVERAGE SHARES OUTSTANDING:
Basic	816,212	886,275	831,358	886,312
Diluted	833,280	917,533	851,585	921,929

THE SOUTHERN BANC COMPANY, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar Amounts in Thousands)

	For The Nine Months Ended March 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$361	$456
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	35	34
Amortization, net	55	186
Amortization of unearned compensation	101	116
Provision for loan losses	5	12
Net gain on sale of secondary market loans	(7)	(14)
Gain on sale of securities	(33)	(62)
Proceeds from sale of secondary market loans	986	811
Loans originated for secondary market	(978)	(747)
Change in assets and liabilities:
Decrease in accrued interest & dividends receivable	45	97
Decrease in other assets	(94)	(9)
Increase in other liabilities	16	14

Net cash provided by operating activities	492	894

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of securities held to maturity	(1,000)	0
Purchases of securities available for sale	(17,800)	(20,653)
Proceeds from maturities, principal payments, and sales of securities available for sale	14,032	19,651
Proceeds from maturities and principal payments on securities held to maturity	1,175	2,434
Proceeds from sale of FHLB stock	283	94
Net loan repayments	1,859	1,190
Capital expenditures, net	(156)	(18)

Net cash provided by (used in) investing activities	(1,607)	2,698

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in deposits, net	837	(3,672)
Decrease in advance payments by borrowers for taxes and insurance	1	(1)
Purchase of Options to fund Trust	(864)	0
Dividends paid	(220)	(237)
Proceeds from exercise of stock options	380	237
Purchase of treasury stock	(38)	(452)
Decrease in FHLB advances, net	(417)	(417)

Net cash used in financing activities	(321)	(4,542)

Net decrease in cash and cash equivalents	(1,436)	(950)

CASH AND CASH EQUIVALENTS, beginning of period	5,734	9,393

CASH AND CASH EQUIVALENTS, end of period	$4,298	$8,443

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes	$50	$248

Interest	$1,653	$1,614

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